Exhibit 99.1

Gail Babitt Joins Kowabunga!® as Chief Financial Officer

CLEARWATER, Fla. — Kowabunga!® Inc. (NYSE - AMEX: KOW), a leading provider of performance-based advertising and technology solutions, today announced that Gail Babitt, age 45, has been appointed Chief Financial Officer effective March 30, 2009.

Ms. Babitt has a diverse financial background that couples large public company management experience with a proven track record of success in an entrepreneurial technology environment.

Ms. Babitt most recently served as Chief Financial Officer of WorldSage, Inc., a global consolidator of post-secondary education institutions, where she helped develop the business model for a start-up business.

Previously, Ms. Babitt served as Chief Financial Officer for Pamida Stores, a private equity owned national merchandiser operating over 200 stores in 16 states with annualized revenues in excess of $800M.  She was a Partner with Envision Management Group, Inc., a private consulting firm that provides financial consulting services to various industries, Chief Financial Officer for Onstream Media Corporation, a NASDAQ-listed digital asset management and streaming media company, and served as VP of Finance and Corporate Controller for Telecomputing ASA, an Oslo Stock Exchange listed application service provider.

Ms. Babitt began her career with Ernst & Young and Price Waterhouse in the assurance and advisory practice, providing audit services for clients in diversified industries including entertainment, financial services, retail, technology and communication, with most of her clients being publicly-traded companies.  From there she became a Manager in the Transaction Services Group of PricewaterhouseCoopers (PWC), providing financial due diligence for mergers and acquisitions supporting financial and strategic buyers and sellers.

Ms. Babitt received her Bachelor of Science degree in accounting from Nova Southeastern University and her MBA from Boston University, and is also a Certified Public Accountant.

“Gail brings to Kowabunga a unique combination of public, private, large company and small company experience,” said Richard Howe, CEO of Kowabunga. “We believe Kowabunga will benefit from Gail’s ability to translate strategic thinking into quantifiable shareholder value.  Her professional skills and integrity are impeccable.”

Commenting on her appointment, Ms. Babitt stated, "I am excited about the opportunity to join the team at Kowabunga.  I believe my experience is complementary to the needs of the company.”

About Kowabunga!® Inc. Kowabunga is a leading provider of performance based advertising and technology solutions.  The company operates three business units including a Direct Marketing unit, an Advertising Exchange, and a Media & Web Properties segment.  For more information, visit www.kowabunga.com